Exhibit (c)(3)

Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2004 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. Project Gourmet Discussion Materials May 25, 2004

Table of Contents I. Introduction II.Overview of Gourmet III.Going Private Overview IV.Going Private Process V.Role of BAS Appendix A.Transaction Structure Considerations B.Select Recent Going Private Case Studies C.Valuation Observations 1

Introduction

Introduction
BAS is pleased to meet with Gourmet regarding a Going Private transaction BAS understands that the Company is considering a Going Private transaction Going Private would confer several benefits: z Avoid market pressure to maximize short-term profitability at the expense of long-term growth z Eliminate concerns resulting from fluctuating stock price z Remove significant costs imposed by SEC compliance z Remove expenses related to stockholder meetings and filings z Limit applicability of securities laws Our agenda for today’s meeting is to discuss the following items: z Introduction to BAS team and qualifications z Key considerations in a Going Private transaction z Transaction overview and process z Next steps 3

Overview of Gourmet

Overview of Gourmet Summary financial overview ($ in millions, except per share data) FYE (a)16 weeks ended (a) 200120022003LTM (a)15-Feb-2004 Net Sales 212.8 248.2 227.1226.164.1 % Growth—16.6%-8.5%— Gross Profit 25.0 31.3 27.2 27.3 8.0 % Net Sales11.8%12.6%12.0%12.1%12.5% Income EBITDA 20.8 22.8 21.221.05.9 Statement % Net Sales9.8%9.2%9.4%9.3%9.2% EBIT 9.0 12.2 10.9 10.9 2.9 % Net Sales4.2%4.9%4.8%4.8%4.6% Earnings per Share-0.010.240.230.220.05 Adjusted EBITDA (b)22.0 % Net Sales9.7% Capital Expenditures17.112.710.510.11.8 Cash% Net Sales8.0%5.1%4.6%4.5%2.9% Flow Unlevered Free Cash Flow (c)-1.20.5-0.29.88.5 (a)Per Form 10-K for the fiscal year ended October and Form 10-Q for the quarterly period ended February 15, 2004. Adjusted to exclude unusual and nonrecurring items. (b)Adjusted EBITDA equals EBITDA plus $1 million from assumed reduction in SG&A expense associated with public company costs. (c)Unlevered Free Cash Flow equals EBIT*(1-tax) plus Depreciation and Amortization minus Capital Expenditures minus Increase in Net Working Capital 5

Overview of Gourmet Current trading statistics (Shares and $ in millions, except per share data) Current Share Price (05/21/04)$2.29 Discount to 52-Week High ($3.25)(29.5%) Premium to 52-Week Low ($1.79)28.0% Public Diluted Shares Outstanding (a)11.597 Market Equity Value$26.6 Valuation Plus: Total Debt (b)90.0 Plus: Minority Interest (b)13.9 Less: Cash & Equivalents (b)(1.2) Enterprise Value$129.2 LTM Enterprise Value / Net Sales0.57x Implied Enterprise Value / EBITDA6.1 Multiples Enterprise Value / EBIT11.8 Enterprise Value / Adjusted EBITDA (c)5.9 LTM Credit Debt / EBITDA4.3x Statistics (EBITDA — Capex) / Interest Expense1.5 Debt / Capital (d)70% (a)Based on 11.597 million shares outstanding and 0.65 million options outstanding with an average strike price of $5.45, per Form 10-Q for the quarterly period ended February 15, 2004 and Form 10-K for the fiscal year ended October 26, 2003. Calculated pursuant to treasury stock method. (b)Per Form 10-Q for the quarterly period ended February 15, 2004. (c)Adjusted EBITDA equals EBITDA plus $1 million from assumed reduction in SG&A expense associated with public company costs. (d)Capital includes minority interest. 6

Overview of Gourmet
Last twelve months stock price performance Stock Volume PriceTraded (000’s) $3.2560 3.0050 LTM Trading 2.7540 Performance 2.5030 2.2520 2.0010 1.750 5/21/03 7/21/03 9/20/03 11/20/03 1/20/04 3/21/04 5/21/04 Stock PriceVolume Traded (000’s) Closing (5/21/04)$2.29High (11/12/03)50 High (9/16/03)3.25Low (5/11/04)0 Trading Low (5/21/03)1.7930-day average5 Summary 30-day average2.3160-day average9 60-day average2.3690-day average9 90-day average2.48360-day average7 360-day average2.58 Source: FactSet Research Systems, Inc. Based on closing stock prices through May 21, 2004.
7

Overview of Gourmet Last twelve months relative stock price performance 175% 150 Indexed Peer Index Stock 125 NASDAQ Performance S&P 500 Gourmet 100 75 5/21/03 7/21/03 9/20/03 11/20/03 1/20/04 3/21/04 5/21/04 LTMLast Six MonthsLast Three MonthsLast Month Gourmet 16.9% -16.7% -11.9% -0.4% Summary S&P 50018.43.3-5.1-3.2 Stock NASDAQ28.3-2.8-7.8-5.8 Performance Peer Index(a)31.52.8-3.1-8.2 Source: FactSet Research Systems Inc. Based on closing stock prices through May 21, 2004. (a)Peer Index is equal-weighted and consists of Applebee’s International Inc. (APPB), Brinker International Inc. (EAT), Darden Restaurants Inc. (DRI), Jack in the Box Inc. (JBX), McDonald’s Corp. (MCD), Outback Steakhouse Inc. (OSI), Rare Hospitality International (RARE), Ruby Tuesday Inc. (RI), Sonic Corp. (SONC), Wendy’s International Inc. (WEN) and Yum! Brands Inc. (YUM). 8

Overview of Gourmet Analysis of shares traded — Latest Twelve Months Current Price (5/21/04): $2.29 50% 36.6% 30.8% 30 % of LTM Volume Traded in Share Price Range 19.9% 20 10 6.3% 4.4% 2.0% 0 $1.75 — $2.00$2.00 — $2.25$2.25 — $2.50$2.50 — $2.75$2.75 — $3.00$3.00 — $3.25 Source: FactSet Research Systems Inc. as of May 21, 2004. 9

Overview of Gourmet Ownership summary (Shares in millions) Basic% Own% Own SharesOptions (d) Total Shares Basic Shares Total SharesOwnership by Category (Basic Shares) Other Gourmet CEO3.9290.0233.95233.9%32.3%Owners 35.6% Gourmet Management General Counsel and Secretary0.1740.0760.2501.5%2.0% Insider Chief Development Officer0.3470.0610.408 3.0 3.3 Holdings SVP, BK Division0.2340.0600.294 2.0 2.4 SVP, Admin and IT0.0400.0410.081 0.3 0.7 Total0.7960.2381.0346.9%8.4% Total Gourmet Directors0.5980.0440.6425.2%5.2% Insiders William Schonsheck (a)(e) 0.5830.583 5.0 4.8Total Institutional 50.9% Total Insiders (a) 5.9060.3056.21150.9%50.7% Ownership 13.5% Dimensional Fund Advisors, Inc.0.7340.7346.3%6.0% Fidelity Management & Research Co.0.3910.391 3.4 3.2 Fidelity International Ltd.0.1880.188 1.6 1.5 Other (7 Institutions)0.2550.255 2.2 2.1 Institutional Total Institutional Ownership (b)1.5681.56813.5%12.8% and Public Holdings Other Owners (c)4.1230.3464.46935.6%36.5% Total Outsiders5.6910.3466.03749.1%49.3% Total11.5970.65112.248100.0%100.0% (a) Per Proxy Statement dated February 5, 2004. (b) Per CDA Shareworld as of May 17, 2004. (c) Assume 0.346 million options are with “Other Owners” due to lack of disclosure. (d) Reflects gross options. (e) Former COO of GOURMET 10

Overview of Gourmet Board of directors NAME BACKGROUND Daniel B. Fitzpatrick Chairman, President and CEO since 1982 Chairman of the Board, Chief Executive Officer and President Director since 1990 Director of 1st Source Corp James K. Fitzpatrick Chief Development Officer and Senior Vice President since 1995 Chief Development Officer, Director since 1990 Senior Vice President and Director Philip J. Faccenda Director since 2000 Director Vice President and General Counsel Emeritus, University of Notre Dame Director of Saint Mary’s College Gourmet            Ezra H. Friedlander Director since 1995 Board of Director Directors Judge, Indiana Court of Appeals Bruce M. Jacobson Director since 2000 Director Senior partner, Katz, Sapper & Miller, LLP Director of Tultex Corporation and Windrose Medical Properties Trust Steven M. Lewis Director since 1994 Director President of U.S. Restaurants, Inc. Director of Commerce Bancorp Inc. Christopher J. Murphy III Director since 1994
Director Chairman of the Board, President, and Chief Executive Officer of 1st Source Corporation and Chairman of the Board and Chief Executive Officer of 1st Source Bank Director of 1st Source Corp and 1st Source Bank Source: Proxy Statement dated February 5, 2004.
11

Going Private Overview

Going Private Overview

Assumptions for Going Private - Illustrative Purposes Only

- Assumes the repurchase of:
  - All shares and in-the-money options outstanding held by non-insiders (e.g. institutions and retail)
- Transaction financed with a senior term loan up to 4.5x LTM EBITDA, with the balance of financing as mezzanine debt
- Cash on balance sheet of $1.2 million is not used
- Analysis at various premiums to Gourmet's closing stock price of $2.29 on May 21, 2004

All Insiders Roll Equity

($ and shares in millions, except per share data)

Illustrative Purchase Price Per GOURMET Share	Current $2.29	$2.52	$2.75	$2.98	$3.21	$3.44	$3.67	$3.89	$4.12
Premium to Current Stock Price ($2.29)	*0.0%*	*10.0%*	*20.0%*	*30.0%*	*40.0%*	*50.0%*	*60.0%*	*70.0%*	*80.0%*
Total Diluted Shares Outstanding	11.597	11.597	11.597	11.597	11.617	11.645	11.669	11.690	11.709
Less: Total Insider Ownership [(a)]	(5.906)	(5.906)	(5.906)	(5.906)	(5.915)	(5.928)	(5.940)	(5.950)	(5.959)
Total Shares to be Repurchased:	5.691	5.691	5.691	5.691	5.701	5.716	5.729	5.741	5.751
Publicly Held Shares	5.691	5.691	5.691	5.691	5.691	5.691	5.691	5.691	5.691
Options	0.000	0.000	0.000	0.000	0.011	0.025	0.038	0.050	0.060
Value of Shares to be Repurchased	$13.0	$14.3	$15.6	$16.9	$18.3	$19.6	$21.0	$22.4	$23.7

(a) Assumes insiders hold options on a pro rata basis.

Banc of America Securities
13

Going Private Overview Analysis at various prices — Illustrative Purposes Only ($ in millions, except per share data) Current Illustrative Purchase Price Per GOURMET Share$2.29$2.52$2.75$2.98$3.21$3.44$3.67$3.89$4.12 Premium to Current Stock Price ($2.29)0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% Premium / (Discount) to 52-Week High ($3.25)(29.5%)(22.5%)(15.4%)(8.4%)(1.3%)5.7%12.8%19.8%26.9% Premium / (Discount) to 52-Week Low ($1.79)28.0%40.8%53.6%66.4%79.2%92.0%104.8%117.6%130.4% Diluted Shares Outstanding11.59711.59711.59711.59711.61711.64511.66911.69011.709 Implied Equity Purchase Price$26.6$29.2$31.9$34.5$37.3$40.0$42.8$45.5$48.3 Implied Enterprise Value (a)129.2131.9134.5137.2139.9142.7145.4148.2150.9 Value of Shares to be Repurchased13.014.315.616.918.319.621.022.423.7 Pro Forma Leverage Existing Senior Debt90.090.090.090.090.090.090.090.090.0 Transaction Senior Debt (b)4.64.64.64.64.64.64.64.64.6 Transaction Mezzanine Debt (b)9.911.212.513.815.216.517.919.220.6 Total Debt104.6105.9107.2108.5109.8111.2112.5113.9115.2 Senior Debt / LTM EBITDA 4.5 x 4.5 x 4.5 x 4.5 x 4.5 x 4.5 x 4.5 x 4.5 x 4.5 x Total Debt / LTM EBITDA 5.0 x 5.0 x 5.1 x 5.2 x 5.2 x 5.3 x 5.3 x 5.4 x 5.5 x Total Debt / Adjusted LTM EBITDA (c) 4.7 x 4.8 x 4.9 x 4.9 x 5.0 x 5.0 x 5.1 x 5.2 x 5.2 x Existing Cash on Balance Sheet$1.2$1.2$1.2$1.2$1.2$1.2$1.2$1.2$1.2 Enterprise Value as a Multiple of:Statistic Net SalesLTM 2/15/04$226.1 0.57 x 0.58 x 0.60 x 0.61 x 0.62 x 0.63 x 0.64 x 0.66 x 0.67 x EBITDALTM 2/15/04$21.0 6.1 x 6.3 x 6.4 x 6.5 x 6.7 x 6.8 x 6.9 x 7.0 x 7.2 x Adjusted EBITDA (c)LTM 2/15/04$22.0 5.9 x 6.0 x 6.1 x 6.2 x 6.3 x 6.5 x 6.6 x 6.7 x 6.9 x EBITLTM 2/15/04$10.9 11.8 x 12.1 x 12.3 x 12.5 x 12.8 x 13.0 x 13.3 x 13.5 x 13.8 x Price as a Multiple of: Diluted EPSLTM 2/15/04$0.24 9.6 x 10.5 x 11.5 x 12.5 x 13.4 x 14.4 x 15.3 x 16.3 x 17.3 x (a)Assumes cash balance of $1.2 million, long term debt of $90.0 million and minority interest of $13.9 million as of February 15, 2004. (b)Includes estimated financing and transaction costs. (c)Adjusted EBITDA equals EBITDA plus $1 million from assumed reduction in SG&A expense associated with public company costs. 14

Going Private Overview

Selected publicly traded companies


ENTERPRISE VALUE / LTM SALES
Median = 1.18x
Median = 1.45x
0.6x
2.03x
1.05x
0.86x
0.59x
1.08x
1.27x
2.00x
2.73x
2.51x
1.45x
1.45x
GOURMET
APPB
EAT
DRI
JBX
OSI
RARE
RI
SONC
MCD
WEN
YUM


ENTERPRISE VALUE / LTM EBITDA
Median = 8.0x
Median = 8.0x
6.1x
10.3x
7.6x
6.9x
4.8x
8.4x
9.4x
7.6x
10.9x
9.8x
7.8x
8.0x
GOURMET
APPB
EAT
DRI
JBX
OSI
RARE
RI
SONC
MCD
WEN
YUM


ENTERPRISE VALUE / LTM EBIT
Median = 11.6x
Median = 11.0x
11.8x
12.9x
12.2x
10.4x
8.8x
11.1x
13.3x
9.5x
13.9x
13.3x
11.0x
10.9x
GOURMET
APPB
EAT
DRI
JBX
OSI
RARE
RI
SONC
MCD
WEN
YUM


LTM EBITDA Margin
Median = 13.7%
Median = 18.5%
9.3
19.8
13.8
12.4
12.1
12.8
13.6
26.3
25.1
25.6
18.5
18.1
GOURMET
APPB
EAT
DRI
JBX
OSI
RARE
RI
SONC
MCD
WEN
YUM

Banc of America Securities

15

Going Private Overview

Selected publicly traded companies

	LTM Ended	Market Value	Enterprise Value	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA [a]	Enterprise Value / LTM EBIT [a]	Total Debt / Total Cap.	Total Debt / LTM EBITDA	LTM Revenue	LTM Margins EBITDA [a]	LTM Margins EBIT [a]
Moderate Growth Restaurant Companies											
Applebee's	3/28/2004	$2,071.5	$2,087.5	2.03x	10.3x	12.9x	5.2%	0.1x	$1,029.4	19.8%	15.7%
Brinker Int'l	3/24/2004	$3,474.4	$3,752.8	1.05x	7.6x	12.2x	24.3%	0.8x	$3,565.5	13.8%	8.6%
Darden Restaurants	2/22/2004	$3,541.7	$4,166.7	0.86x	6.9x	10.4x	34.2%	1.1x	$4,871.7	12.4%	8.2%
Jack in the Box Inc.	1/18/2004	$964.5	$1,244.2	0.59x	4.8x	8.8x	38.9%	1.2x	$2,114.9	12.1%	6.7%
Outback Steakhouse	3/31/2004	$3,122.6	$3,136.8	1.08x	8.4x	11.1x	10.6%	0.3x	$2,909.3	12.8%	9.7%
Rare Hospitality Int'l	3/28/2004	$922.3	$915.0	1.27x	9.4x	13.3x	9.9%	0.4x	$717.8	13.6%	9.6%
Ruby Tuesday, Inc.	3/2/2004	$1,873.8	$2,021.8	2.00x	7.6x	9.5x	24.0%	0.6x	$1,012.7	26.3%	21.0%
Sonic	2/28/2004	$1,211.7	$1,333.6	2.73x	10.9x	13.9x	31.2%	1.1x	$488.0	25.1%	19.7%
High				2.73x	10.9x	13.9x	38.9%	1.2x		26.3%	21.0%
Average				1.45x	8.2x	11.5x	22.3%	0.7x		17.0%	12.4%
Median				1.18x	8.0x	11.6x	24.2%	0.7x		13.7%	9.6%
Low				0.59x	4.8x	8.8x	5.2%	0.1x		12.1%	6.7%
Mature Restaurant Companies											
McDonald's Corp.	12/31/2003	$33,020.0	$42,957.5	2.51x	9.8x	13.3x	46.5%	2.4x	$17,140.5	25.6%	18.9%
Wendy's Int'l	3/28/2004	$4,185.4	$4,754.7	1.45x	7.8x	11.0x	29.3%	1.2x	$3,289.6	18.5%	13.2%
Yum! Brands, Inc.	3/20/2004	$10,511.2	$12,428.2	1.45x	8.0x	10.9x	63.4%	1.3x	$8,548.0	18.1%	13.3%
High				2.51x	9.8x	13.3x	63.4%	2.4x		25.6%	18.9%
Average				1.80x	8.6x	11.7x	46.4%	1.6x		20.7%	15.1%
Median				1.45x	8.0x	11.0x	46.5%	1.3x		18.5%	13.3%
Low				1.45x	7.8x	10.9x	29.3%	1.2x		18.1%	13.2%
Gourmet	2/15/2004	$26.1	$128.7	0.57x	6.1x	11.8x	70.3%	4.3x	$226.1	9.3%	4.8%

(a) Excludes non-recurring items.

Banc of America Securities
16

Going Private Overview

Selected Going Private transactions

($ in millions)

DOMESTIC GOING PRIVATE TRANSACTIONS UNDER $1BILLION — JANUARY 2001 TO PRESENT [a]

				Pre-Announcement		Initial Premium Paid to [b]		
Date Announced	Date Effective	Target	Acquiror	Equity Value	Enterprise Value	1 Day Prior	1 Week Prior	1 Month Prior
4/28/2004	Pending	MedSource Technologies Inc	Uti Corp	$173.1	$197.3	19.1%	18.5%	19.9%
3/17/2004	Pending	Golden State Vintners Inc	Wine Group LLC	111.6	82.2	22.04%	22.22%	79.35%
2/20/2004	Pending	Johnson Outdoors Inc	Investor Group	169.0	162.4	6.19%	6.19%	13.28%
12/31/2003	Pending	Boyd Bros Transportation Inc	Investor Group	20.8	53.8	16.7%	26.8%	34.4%
12/22/2003	Pending	Duane Reade Inc	Rex Corner Holdings LLC	466.9	548.4	11.9%	27.8%	23.0%
11/5/2003	3/1/2004	OAO Technology Solutions Inc	Terrapin Partners LLC	55.2	54.4	10.9%	11.3%	13.3%
10/31/2003	1/30/2004	Media Arts Group Inc	Investor Group	53.8	31.7	68.8%	80.2%	77.8%
9/30/2003	3/11/2004	Garden Fresh Restaurant Corp	Fairmont Capital Inc	103.0	134.0	48.9%	54.8%	64.3%
7/13/2003	11/17/2003	Edison Schools Inc	Investor Group	98.2	142.8	38.6%	64.5%	74.3%
6/25/2003	7/18/2003	United Park City Mines Co	Capital Growth Partners LLC	68.7	72.6	3.4%	4.7%	5.5%
6/24/2003	4/5/2004	JLM Industries Inc	Investor Group	13.8	30.8	23.9%	33.3%	52.2%
6/13/2003	10/10/2003	Applied Graphics Tech Inc	KAGT Holdings Inc	8.3	208.4	70.0%	73.5%	39.3%
6/10/2003	7/14/2003	Atalanta/Sosnoff Capital Corp	Martin Sosnoff	119.1	117.6	7.4%	4.9%	9.4%
5/30/2003	12/1/2003	Cysive Inc	Snowbird Holdings Inc	106.6	31.4	0.9%	0.9%	11.4%
5/28/2003	8/19/2003	GREKA Energy Corp	Randeep Grewal	32.4	90.7	54.3%	50.6%	62.3%
5/16/2003	11/5/2003	Wolohan Lumber Co	Investor Group	58.3	51.3	30.7%	28.8%	27.9%
5/13/2003	8/15/2003	Packaged Ice Inc	Investor Group	75.6	440.4	61.6%	62.3%	96.7%
5/12/2003	10/31/2003	Dwyer Group Inc	Investor Group	52.3	53.4	58.8%	57.0%	45.5%
5/2/2003	8/28/2003	IGN Entertainment Inc	Great Hill Partners LLC	30.5	27.0	30.9%	42.9%	71.4%
4/29/2003	7/23/2003	Thousand Trails Inc	Kohlberg & Co LP	114.7	93.9	55.1%	55.9%	49.8%
4/22/2003	9/24/2003	Varsity Brands Inc	Investor Group	66.8	127.9	39.8%	39.5%	42.2%
4/16/2003	7/3/2003	Lillian Vernon Corp	Investor Group	60.9	37.0	72.6%	74.7%	72.2%
3/31/2003	8/21/2003	AHL Services Inc	Investor Group	22.9	95.3	167.9%	150.0%	150.0%
3/13/2003	7/18/2003	Colorado MEDtech Inc	CIVCO Holding Inc	64.6	56.9	67.3%	75.9%	72.1%
2/21/2003	5/5/2003	Acorn Products Inc	Oaktree Capital Management LLC	16.7	38.5	39.4%	22.8%	40.0%
2/18/2003	7/23/2003	Insignia Financial Group Inc	CB Richard Ellis Inc	280.3	315.3	33.3%	35.4%	42.8%
12/24/2002	3/26/2003	Aegis Realty Inc	Phillips Edison Ltd	93.0	159.1	7.7%	6.9%	7.7%
12/16/2002	6/3/2003	RDO Equipment Co	RDO Holdings Co	75.3	133.3	37.8%	41.4%	51.8%
12/9/2002	3/27/2003	AmeriPath Inc	Amy Acquisition Corp	667.6	751.1	29.2%	26.3%	44.6%

(a) Source: Thompson Financial SDC Platinum as of May 12, 2004 and news releases.
Includes domestic going private transactions announced from 2001 to the present with Enterprise Value between $25 million and $1billion.
Excludes strategic buyers.
(b) Premium based on initial offer price.

Banc of America Securities

17

Going Private Overview

Selected Going Private transactions (continued)

($ in millions)

DOMESTIC GOING PRIVATE TRANSACTIONS UNDER $1BILLION — JANUARY 2001 TO PRESENT [a]

Date Announced	Date Effective	Target	Acquiror	Pre-Announcement Equity Value	Pre-Announcement Enterprise Value	Initial Premium Paid to [b] 1 Day Prior	Initial Premium Paid to [b] 1 Week Prior	Initial Premium Paid to [b] 1 Month Prior
11/12/2002	12/19/2002	Hunt Corp	Berwind Co LLC	$115.2	$112.8	32.3%	31.2%	37.4%
11/11/2002	3/18/2003	CoorsTek Inc	Investor Group	305.3	356.0	62.5%	60.4%	86.4%
10/11/2002	2/28/2003	Landair Corp	Investor Group	96.2	99.4	25.0%	31.1%	24.9%
10/1/2002	2/7/2003	BWAY Corp	Kelso & Co	186.0	266.5	43.9%	44.9%	38.9%
9/12/2002	2/10/2003	Oriole Homes Corp	Investor Group	22.9	55.7	16.7%	12.6%	8.9%
8/7/2002	7/29/2003	Exco Resources Inc	Douglas H Miller	238.2	418.5	20.8%	22.9%	22.0%
6/12/2002	11/15/2002	Vestcom International Inc	Cornerstone Equity Investors	58.7	76.1	50.6%	64.5%	78.6%
6/11/2002	7/23/2002	Technisource Inc	Intellimark Holdings Inc	42.8	30.0	43.4%	48.2%	73.9%
5/21/2002	7/25/2002	Morton's Restaurant Group Inc	Castle Harlan Inc	71.1	166.2	11.6%	9.7%	31.0%
5/16/2002	8/19/2002	Balanced Care Corp	IPC Advisors SARL	8.5	118.7	150.0%	177.8%	150.0%
5/16/2002	1/1/2003	Liberty Bancorp	NSB Holding Corp	89.4	393.3	45.4%	45.2%	48.3%
4/11/2002	7/31/2002	Herbalife International Inc.	Investor Group	726.7	529.7	26.8%	30.6%	37.5%
2/14/2002	7/26/2002	dick clark productions inc	Investor Group	150.4	132.2	32.7%	49.5%	49.5%
2/13/2002	5/15/2002	Deltek Systems Inc [c]	Investor Group	111.5	92.6	18.4%	28.6%	41.9%
2/1/2002	4/13/2002	Pitt-Des Moines Inc	Ironbridge Acquisition Corp	272.2	79.9	7.3%	8.5%	10.5%
1/28/2002	5/14/2002	Jenny Craig Inc	Investor Group	114.8	87.4	68.3%	86.0%	72.1%
12/7/2001	2/19/2002	Landmark Systems Corp	Allen Systems Group Inc	60.1	36.8	82.7%	98.7%	84.1%
10/1/2001	2/13/2002	NCH Corp	Investor Group	280.4	262.5	34.0%	33.6%	18.8%
9/10/2001	2/11/2002	American Coin Merchandising	Investor Group	59.0	106.0	42.6%	45.6%	39.3%
8/9/2001	1/3/2002	Children's Comprehensive Svcs	Ameris Acquisition Inc	44.2	63.1	39.9%	31.9%	36.4%
5/22/2001	12/21/2001	Quizno's Corp	Investor Group	26.0	53.4	14.9%	16.4%	15.2%
4/27/2001	2/22/2002	Black Hawk Gaming & Dvlp Co	Gameco Inc	53.2	106.5	16.7%	22.1%	34.3%
3/23/2001	8/31/2001	PJ America Inc	Investor Group	37.8	37.8	32.1%	52.2%	34.6%
3/13/2001	6/4/2001	Roy F Weston Inc	Investor Group	59.2	58.3	7.1%	11.6%	13.1%
3/7/2001	12/21/2001	Eagle Point Software Corp	JB Acquisitions LLC	31.8	30.1	42.2%	50.6%	65.2%
2/15/2001	5/14/2001	VICORP Restaurants Inc	Investor Group	178.5	178.0	35.9%	34.6%	50.9%
1/24/2001	3/25/2002	NextHealth Inc	Investor Group	73.2	67.9	31.6%	33.8%	68.3%
					AVERAGE	36.6%	40.3%	44.1%
					MEDIAN	32.5%	33.7%	39.7%

(a) Source: Thompson Financial SDC Platinum as of May 12, 2004 and news releases.
Includes domestic going private transactions announced from 2001 to the present with Enterprise Value between $25 million and $1billion.
Excludes strategic buyers.

(b) Premium based on initial offer price.

(c) Herbalife premiums represent premiums for Class B shares.

Banc of America Securities 18

Going Private Process

Going Private Process

Overview of key steps in Going Private process

TYPICAL TIMEFRAME IS 3 TO 5 MONTHS

- **Once the viability of a Go Private has been evaluated, management approaches the Board with a proposal (ideally a fully-funded proposal with minimal conditions)**

Development / Public Announcement (1 to 2 months)

Development

- Determine feasibility of proposed transaction
  - Due diligence
  - Development of Go Private strategy and financial model
- Develop proposal
- Arrange preliminary financing
- Inform Board of intention to make proposal
- Finalize terms of proposal and financing

Public Announcement

- Official proposal made to Board of Directors / formation of Special Committee
- Special Committee selects independent investment banker and legal counsel
- Special Committee reviews fairness of transaction and possibly conducts market test
- Fairness opinion given to Special Committee by its independent investment banker
- Public announcement

Implementation (6 weeks to 3 months)

- Transaction implemented through a friendly tender offer or a cash merger
- Friendly tender offer could be consummated in as few as 6 weeks post public announcement
- Cash merger will likely take 2 to 3 months

Banc of America Securities

20

Going Private Process
Selected procedural considerations Formation of a Special Committee z A “special committee” of the board of directors is formed, consisting of directors who are not participating in the buyout z The special committee is intended to represent the interests of the public shareholders and hires separate legal and financial advisors z Most going private transactions are accomplished on a friendly basis with the support of the special committee z In rare instances, hostile tender offers without the endorsement of the special committee are attempted Role of Special Committee z Negotiate best available deal on behalf of minority shareholders Not necessarily highest value deal z Strive to ensure that all material facts and circumstances of the transaction that are known to the parties are disclosed z Evaluate the feasibility of proposed transaction z Evaluate the fairness of the transaction’s financial terms z Solicit bids from other parties or investigate other alternatives Risk of competing bids z The process of going private may put Gourmet “in play” Rival bidders may emerge with competing offers Any such rival bids could complicate the going private process even though such bids would effectively need management support to be successful z Significant inside ownership may limit likelihood of any competing bids Litigation z The inherent conflicts involved in a going private transaction will likely invite litigation from disgruntled shareholders z If proper procedures are followed and disclosure is sufficient, adequate defenses exist to successfully fight such litigation 21

Going Private Process
Legal and regulatory issues Regulatory authorities typically review affiliated party transactions including going private transactions with a high level of scrutiny Lawyers often refer to going private transactions as “13E-3 transactions,” after the relevant section of the nation’s securities laws The disclosure burden for going private transactions is relatively onerous, and often includes the following: z Operating projections z Any material plans to be implemented after the transaction, including acquisitions or divestitures z Sources of financing and description of loan agreements z The purposes of, alternatives to, and reasons for the transaction z Whether Gourmet believes that the transaction is fair to non-insiders and a detailed discussion of the basis for that belief z Any reports, opinions or appraisals that have been obtained from a third party z Firm offers received by Gourmet within the preceding 18 months for the merger or sale of Gourmet z The extent to which officers and directors of Gourmet will be participating in the transaction Going private transactions are cash-for-stock transactions and are taxable to selling shareholders 22

Going Private Process
Other issues and considerations Uncertainty z The impact on the company if the deal collapses (perception of the company as “damaged goods”) Expenses z Insiders may seek reimbursement of expenses from the company if the transaction is not successful Distracted Management z The impact of the transaction on the management and employees may impact morale and operations Employee Benefit Agreements: z Devices such as severance packages and stock option plans may be put into place by the disinterested board to encourage executives and other key employees to cooperate and remain with the business during the term of the transaction z Such incentives should be reasonable under the circumstances Selling and Rollover Shareholder Tax Considerations: z To the extent that equity is “rolled over” on shares held by the existing shareholders, no tax on the portion rolled over is generally incurred z Shareholders simply retain a portion of their former stock holdings, or there is a tax free exchange under either Section 354 or 1036 z Proceeds received by the selling shareholders are normally taxable upon receipt as either ordinary income or capital gains If the shareholders sell their shares directly to the acquiror, capital gain treatment would apply If the shareholders receive proceeds in the form of a dividend, ordinary income treatment would apply 23

Role of BAS

Role of BAS
In a Going Private transaction The resources and experience of BAS in similar transactions will provide the buyout group with the advice, guidance and manpower to complete a successful going private transaction on the best possible terms and in the most efficient and effective manner z BAS can help manage the day-to-day operations of the going private process, thereby allowing Gourmet’s management team to continue to focus their efforts on running the business z BAS can provide detailed guidance that can be utilized by the buyout group to determine and negotiate the value of the transaction z BAS can assist in evaluating the financial options to ensure a cost efficient and effective transaction z BAS can meet with the board of director’s independent committee and its advisors to articulate the benefits of the transaction to public shareholders and will actively participate in negotiations z BAS can assist legal counsel in preparing all public documents required for the transaction z BAS can assist in negotiation of the definitive agreement z BAS can manage and coordinate the tender or merger process z Bas can manage the closing process in conjunction with legal counsel 25

Role of BAS
Current BAS Going Private transaction — Process to Date Transaction Process z Regulatory z Risks z Public market reaction Valuation z Comparable companies z Precedent transactions z Premiums paid Interaction with independent Board of Directors / Special Committee z Bid letter(s) z Special Meeting z Negotiation Bidding Strategy z Initial bid z Monitoring of capital markets z Public perception of Special Committee actions z Subsequent bids Financing z “Quarterbacking” the various parties involved z Commitment letters z Involvement of other lenders Contract Negotiation 26

Role of BAS Current BAS Going Private transaction — Process to Date (continued) SITUATION OVERVIEWSTOCK PRICE CHART Initial Offer Date February 2004: BAS met with Buyout Group regarding going Stock Volume PriceTraded private transaction (000’s) $16.00140 March 2004: BAS retained as financial advisor to Buyout Group 130
April 2004: Buyout Group calls Board of Director members to 120 110 inform them that an “inside” offer will be forthcoming, and that a 100 $14.00 90 Special Meeting of the Board is to be convened (telephonically) 80 70 April 2004: Initial bid letter, drafted by BAS and Buyout Group 60 50 $12.00 counsel, is delivered to Board of Directors. 40 April 2004: At Special Meeting, Special Committee formed 30 20 10
April 2004: Special Committee retains legal advisors $10.000 1/2/04 2/1/04 3/2/04 4/1/04 5/1/04 May 2004: Special Committee retains financial advisors
May 2004E: Draft merger contract circulated FINANCIAL INFORMATIONBID HISTORY
($ in millions) 2001 2002 2003 PREMIUM FROM STOCK PRICE PRIOR TO Revenue ~ $115 ~ $120 ~ $115 BID INITIAL BID EBITDA 15 15 10 Initial ~ 10% EBIT 8 8 4 STOCK PRICE ANAYSIS ~ % change from Price at:3-mo high 52-wk high 3-yr high 5-yr high One day prior(10%)(3%)(4%)(7%) Initial bid(2%)6%5%1% 27

Role of BAS

BAS can assist in all key aspects of a Going Private transaction

Development

- Familiar with business and prospects
- Understand the management group objectives
- Advise on a transaction strategy
  - Approach
  - Message
  - Delivery
  - Terms
- Conduct valuation analysis
- Tactical navigation
- Offer assistance with letter preparation
- Structural guidance and review

Financing

- Unique ability to arrange for all financing sources within one financial institution
  - Seamless integration
  - Timing advantaged
- Financing expertise
  - Product knowledge
  - Market tone and trading flow
  - Negotiation of optimal terms

Public Offer

- Communications strategy support – announcement through closing
- Articulation of proposal to the Special Committee and other constituents
- Participate in negotiations with the Special Committee, its separate advisors and investment bankers
  - Value
  - Contract terms
  - Deal protection
  - Advisor-to-advisor dynamic
  - Protect principal relationship
- Matters of record
  - Documentation
  - Procedures
  - Support

Implementation

- Review proxy materials
- Monitor transaction developments
  - Market response
  - Arbitrage activity
  - Trading / market environment
- Tactics in response to deal challengers
- Market intelligence
  - Institutions
  - Shareholders
  - Trading activity

Banc of America Securities
28

Appendix

Transaction Structure Considerations

Transaction Structure Considerations
Alternative One: Cash Tender Initiate due diligence and discuss with board with respect to valuation terms and structure Board forms special committee to negotiate on behalf of minority shareholders Execute financing documents, merger agreements, execute lock-up and / or other related agreements if applicable The transaction could be completed in as few as six weeks Process and timeframe: z Minimum condition of 90.1% of shares tendered to enable short form merger on back end z Complete short form merger promptly at same price tendering shareholders receive z Provide full disclosure of relevant information concerning Target PROS CONS Fastest route to complete transaction Could be viewed as aggressive Significant inside ownership May not get 90.1% threshold increases the chances of success 31

Transaction Structure Considerations
Alternative Two: Cash Merger Make formal offer to Board of Directors Board forms Special Committee which hires financial and legal advisors After initial valuation, Special Committee will communicate findings Must satisfy “Entire Fairness” standard for fair price and fair process z Heightened disclosure requirements (i.e., schedule 13e-3) Assuming agreement reached with Special Committee, transaction implemented through z Negotiated merger agreement z Proxy process z Shareholder approval Would likely require a minimum of 3 months to complete Maintain ability to launch tender if impasse reached with Special Committee, although unlikely PROS CONS Longer time frame for minority Reduced ability to control timing shareholders to digest information Likely to take longer to close than Provides company more time to tender offer finance transaction 32

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day            Cash Tender Cash Merger Day Initiate due diligence and Initiate due diligence and Preliminary discussions with respect to discussions with respect to Preliminary valuation, terms and structure valuation, terms and structure Initiate discussions with financing Initiate discussions with financing            sources sources Board meeting held to authorize Board meeting held to authorize final negotiations final negotiations Board meeting held to authorize Board meeting held to authorize final negotiations final negotiations Continue due diligence and Continue due diligence and finalize negotiations with respect finalize negotiations with respect to valuation, terms and structure to valuation, terms and structure Prepare merger agreement, offer Prepare merger agreement, offer documents (including offer to documents (including offer to purchase), and lock-up purchase), and lock-up agreements with key holders, if agreements with key holders, if applicable applicable Form “Acquisition Co.” (a) Form “Acquisition Co.” (a) Finalize financing documents Finalize financing documents (e.g.; commitment letter) (e.g.; commitment letter) Board meeting held to authorize Board meeting held to authorize final negotiations final negotiations (a) “Acquisition Co.” is subsidiary of Acquiror and is the entity which makes the offer and then merges with Target.
33

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day            Cash Tender Cash Merger Day Execute financing documents Execute financing documents 00 Execute merger agreement Execute merger agreement Execute lock-ups and / or other related Execute lock-ups / irrevocable proxies and / agreements, if applicable or other related agreements, if applicable Issue press release Issue press release Conduct analyst and shareholder meetings Conduct analyst and shareholder meetings 11 Finalize offer documents Finalize preliminary proxy materials Engage information agent and depositary Engage proxy solicitors 66
34

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day            Cash Tender Cash Merger Day Commence tender offer (a) File preliminary proxy materials with SEC 77 Mail offer documents to Target shareholders File HSR Notice File tender offer statement (Schedule File Schedule 13D with SEC (if lock-up TO/13D) with SEC agreements cover 5% of shares) File premeger notification pursuant to the Hart-Scott-Rodino Act (“HSR”) with the Federal Trade Commission (collectively, “HSR Notice”) Publish tombstone advertisement and issue press release
Target files 14D-9 (10 days from offer) HSR Notice waiting period expires (b) 2222 (a) Assuming launch is within five (5) business days from execution or announcement of merger agreement. (b) Assumes early termination (no second request). 35

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day Cash Tender Cash Merger Day Offer period expires (a) HSR Notice waiting period expires (c) 3737 Accept tendered shares for payment (b) Receive SEC comments on preliminary proxy materials Issue press release and file Schedule TO amendment with SEC Pay for tendered shares 3838 Revise (preliminary) proxy materials and formulate responses in connection with SEC comments File short-form merger certificate with 40 appropriate Secretary of State (c) 40 Issue press release (a) Tender offer must remain open for 20 business days. Assume offer is not extended. (b) Assumes all conditions pursuant to the offer are satisfied. (c) Assumes the acquiror is able to “freeze-out” minority holders (<10%). 36

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day            Cash Tender Cash Merger Day File revised (preliminary) proxy materials with 41SEC 41 Mail notice of merger to remaining holders Pay for remaining shares File Form 8-K Delist Target sock Deregister Target with SEC Post merger filings and consents 4343 Receive SEC sign-off on revised (preliminary) 48 proxy materials and file definitive proxy 48 materials with SEC (a) Record and meeting dates set for Target shareholder meeting (a) Assumes one (1) review by the SEC.
37

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day            Cash Tender Cash Merger Day Proxy materials / prospectus mailed to Target 52 shareholders 52
5353 Proxy solicitation period Target shareholder meeting held to approve 73 merger transaction (a) 73 Issue press release File short-form merger certificate with 74 appropriate Secretary of State (b) 74 (a) Minimum notice period; may elect to have a longer notice period (i.e., 30 days). (b) Assumes Target received sufficient votes to “freeze-out” minority holders (<10%). 38

Transaction Structure Considerations Timeline Comparison: Cash Tender vs. Cash Merger Day            Cash Tender Cash Merger Day Begin to pay for shares 7575 File Form 8-K Delist Target stock Deregister Target with SEC Post-merger filings and consents 7878
39

Select Recent Going Private Case Studies

Select Recent Going Private Case Studies

Lexent Inc.

COMPANY DESCRIPTION

Lexent Inc. is an infrastructure services company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. Lexent delivers a full spectrum of services including engineering, management, deployment and installation in local metropolitan markets.

SITUATION OVERVIEW

- On February 15, 2003, the Buyout Group, owners of 52.1% of Lexent Inc., proposed to purchase all outstanding shares not currently owned, for $1.25 per share or 37.4% premium over the last full trading day prior
- On June 17, 2003, the Buyout Group agreed to raise the merger consideration to $1.50 per share, which represents an increase of 20.0% over the initial offer
- On December 18, 2003 Lexent's stockholders adopts the Agreement and approves the Merger, effective on December 23, 2003

STOCK PRICE CHART



Stock Price
$6
5
3
2
0
Volume Traded (000's)
1,600
1,200
800
400
0
12/31/01
4/30/02
8/29/02
12/28/02
4/27/03
8/26/03
12/25/03
2/14/03 Price prior to initial offer $0.91
2/15/03 Initial offer at $1.25
6/17/03 2nd offer at $1.50
12/18/03 Merger approved, final price of $1.50

FINANCIAL INFORMATION

($ in millions)

FYE Dec. 31,	2000	2001	2002	LTM 9/30/2003
Revenue	$296.0	$240.6	$123.8	$100.6
EBITDA	50.3	(6.9)	(22.7)	(21.6)
EBIT	46.7	(12.7)	(27.5)	(24.1)

BID HISTORY

BID	PRICE	PREMIUM FROM STOCK PRICE PRIOR TO INITIAL BID	PREMIUM FROM PRIOR BID
Initial	$1.25	37.4%	–
2nd	1.50	64.8%	20.0%

Banc of America Securities
41

Select Recent Going Private Case Studies

CoorsTek Inc.

COMPANY DESCRIPTION

CoorsTek Inc. operates through three segments: Semiconductor Components, Semiconductor Assembly and Advanced Materials. The Semiconductor Components segment manufactures precision-machined metal, technical ceramic, engineering plastic, and high-purity fused quartz components for use in the semiconductor capital equipment industry.

SITUATION OVERVIEW

- On November 11, 2002, the Buyout Group, owners of 26.7% of CoorsTek Inc., proposed to tender all outstanding shares not owned by the Buyout Group and for $21.00 per share or 31.3% over the last full trading day prior
- On November 25 and 26, Buyout Group indicated they would be willing to raise its offer to $23.15
- On December 11, 2002, Buyout Group, made an offer of $26.00 per share
- On December 23, 2002 the Board of Directors and Buyout Group reached an agreement at a price of $26.00 per share (merger effective March 18, 2003)

STOCK PRICE CHART


Stock Price
Volume Traded (000's)
$45
38
31
24
17
10
1,500
1,000
500
0
10/11/01
1/6/02
4/3/02
6/29/02
9/24/02
12/20/02
3/18/03
11/25/02 2nd offer at $23.15
12/11/02 3rd offer at $26.00
11/11/02 Initial offer at $21.00
11/8/02 Price prior to initial offer $16.00

FINANCIAL INFORMATION

($ in millions)

FYE Dec. 31,	1999	2000	2001	LTM 9/30/2002
Revenue	$365.1	$539.7	$400.4	$334.4
EBITDA	60.2	82.2	20.6	6.7
EBIT	37.5	58.0	(4.4)	(16.9)

BID HISTORY

BID	PRICE	PREMIUM FROM STOCK PRICE PRIOR TO INITIAL BID	PREMIUM FROM INITIAL BID	PREMIUM FROM PRIOR BID
Initial	$21.00	31.3%	–	–
2nd	23.15	44.7%	10.2%	10.2%
3rd	26.00	62.5%	23.8%	12.3%

Banc of America Securities 42

Select Recent Going Private Case Studies

NCH Corp

COMPANY DESCRIPTION

NCH Corp markets an extensive line of maintenance, repair and supply products to customers throughout the world. NCH products include chemical specialties, fasteners, welding alloys and plumbing parts. These products are marketed principally through the Company's own sales force.

STOCK PRICE CHART



Stock Price
Volume Traded (000's)
$60
55
50
45
40
35
150
100
50
0
9/1/00
11/28/00
2/24/01
5/23/01
8/19/01
11/15/01
2/12/02
9/28/01 Price prior to initial offer $39.19
10/1/01 Initial offer at $47.50
12/4/01 2nd offer at $48.50
12/18/01 3rd offer at $50.00
12/20/01 4th offer at $52.50

SITUATION OVERVIEW

- On October 1, 2001, the Buyout Group, owners of 54.3% of NCH Corp, announced a proposed tender of all outstanding shares not currently owned by the Levy Family for $47.50 per share or 21.2% premium over the last full trading day prior
- On December 4, 2001, Buyout Group revised its offer to $48.50
- On December 18, 2001, Buyout Group advised the committee that it was prepared to raise its offer to $50.00
- On December 20, 2001, Mr. Levy informed of Committee's requirement for a majority-of-the-minority minimum condition and would raise its offer to $52.50 per share, subject to the settlement of all the pending litigation related to the proposal
- On December 24, 2001, the parties executed the Merger Agreement
- On January 7, 2002, commenced tender offer at $52.50 per share
- On February 12, 2002, the tender offer expired and at completion the Buyout Group held approximately 98.6% of the total shares outstanding

FINANCIAL INFORMATION

($ in millions)

FYE Apr. 30,	1999	2000	2001
Revenue	$725.4	$726.0	$679.7
EBITDA	59.2	48.2	53.0
EBIT	45.4	34.4	40.9

BID HISTORY

BID	PRICE	PREMIUM FROM STOCK PRICE PRIOR TO INITIAL BID	PREMIUM FROM INITIAL BID	PREMIUM FROM PRIOR BID
Initial	$47.50	21.2%	–	–
2nd	48.50	23.8%	2.1%	2.1%
3rd	50.00	27.6%	5.3%	3.1%
4th	52.50	34.0%	10.5%	5.0%

Banc of America Securities
43

Select Recent Going Private Case Studies

Berlitz International Inc.

COMPANY DESCRIPTION

Berlitz International Inc. franchisees have more than 400 locations in over 50 countries worldwide offering language instruction, cross-cultural training, document translation, software localization and interpretation services. In addition, Berlitz offers a wide range of publishing products such as dictionaries, phrase books, travel guides and self-study language instruction materials including CDs and audiocassettes.

SITUATION OVERVIEW

- On December 28, 2000, the Buyout Group, owners of 52.9% of Berlitz International Inc., announced a proposal to tender all outstanding shares of Berlitz International not currently owned for $12.00 per share or 50.0% premium over the last full trading day prior
- On April 5, 2001, the Special Committee announced in a press release that it determined the price of $14.50 per share to be offered by the Buyout Group was fair
- On May 15, 2001, the offer price increased from $14.50 to $16.50, because the Buyout Group determined the two largest shareholders would not tender their shares at the offer price of $14.50
- On May 31, 2001, tender offer expires
- On July 3, 2001, Buyout Group announced the acquisition of the remaining outstanding shares of Berlitz International

STOCK PRICE CHART



Stock Price
Volume Traded (000's)
$20
17
14
11
8
5
600
400
200
0
9/30/99
1/9/00
4/20/00
7/30/00
11/9/00
2/18/01
5/31/01
12/27/00 Price prior to initial offer $8.00
12/28/00 Initial offer at $12.00
4/5/01 2nd offer at $14.50
5/15/01 3rd offer at $16.50

FINANCIAL INFORMATION

($ in millions)

FYE Dec. 31,	1998	1999	2000
Revenue	$436.3	$446.2	$480.2
EBITDA	49.3	40.9	46.1
EBIT	22.3	11.4	15.2

BID HISTORY

BID	PRICE	PREMIUM FROM STOCK PRICE PRIOR TO INITIAL BID	PREMIUM FROM INITIAL BID	PREMIUM FROM PRIOR BID
Initial	$12.00	50.0%	–	–
2nd	14.50	81.3%	20.8%	20.8%
3rd	16.50	106.3%	37.5%	13.8%

Banc of America Securities 44

Select Recent Going Private Case Studies

Uno Restaurant Corp

COMPANY DESCRIPTION

Uno Restaurant Corp owns and operates 111 and franchises 66 casual dining, full-service restaurants operating primarily under the name Pizzeria Uno Chicago Bar & Grill. The restaurants feature the company's signature Chicago-style, deep-dish pizza and a selection of baked, grilled and sautéed entrees, including gourmet thin crust pizza, pasta, fajitas, ribs, steak and chicken, as well as a variety of appetizers, salads, sandwiches and desserts.

STOCK PRICE CHART



Stock Price
Volume Traded (000's)
10/13/00 Price prior to initial offer $6.38
10/25/00 Initial offer at $8.75
1/16/01 2nd offer at $9.00
2/24//01 3rd offer at $9.50
2/28/01 4th offer at $9.75
$13
11
9
7
5
200
150
100
50
0
8/24/00
10/19/00
12/15/00
2/10/01
4/8/01
6/4/01
7/30/01

SITUATION OVERVIEW

- On October 25, 2000, the Buyout Group, owners of 52.9% of Uno Restaurant Corp, proposed to acquire all outstanding shares they did not currently own for $8.75 per share or 37.3% premium over the last full trading day prior
- On January 16, 2001, the Buyout Group submitted a revised offer to the Special Committee of $9.00 per share and changed the structure of the transaction from a cash tender offer to a cash merger
- February 1 to February 24, 2001 – during this period Buyout Group orally advised the Special Committee that the highest price they were prepared to pay was $9.50 per share
- On February 28, 2001, Buyout Group stated that they would increase their proposed offer price to $9.75 per share
- On April 19, the Merger Agreement was executed and a press release was issued announcing the signing of the Merger
- On July 30, 2001, Uno's stockholders adopted and approved the Merger Agreement (effective July 31, 2001)

FINANCIAL INFORMATION

($ in millions)

FYE Sep. 30,	1998	1999	2000
Revenue	$191.3	$214.2	$231.2
EBITDA	24.9	30.8	30.6
EBIT	12.7	18.0	17.4

BID HISTORY

BID	PRICE	PREMIUM FROM STOCK PRICE PRIOR TO INITIAL BID	PREMIUM FROM INITIAL BID	PREMIUM FROM PRIOR BID
Initial	$8.75	37.3%	–	–
2nd	9.00	41.2%	2.9%	2.9%
3rd	9.50	49.0%	8.6%	5.6%
4th	9.75	52.9%	11.4%	2.6%

Banc of America Securities

45

Select Recent Going Private Case Studies

Cherry Corp

COMPANY DESCRIPTION

Cherry Corp and its subsidiaries design, manufacture and sell proprietary and custom electrical and electronic components used by a broad range of Tier 1 suppliers, original equipment manufacturers (OEM's) and distributors in the automotive, computer and consumer and commercial markets.

SITUATION OVERVIEW

- On April 24, 2000, the Buyout Group, owners of 54.0% of Cherry Corp, proposed to purchase all outstanding shares not currently owned by the Buyout Group for $18.75 per share, or 44.2% premium over the last full trading day prior
- On May 22, 2000, the Special Committee received an unsolicited offer from a potential strategic acquiror proposing $26.00 per share (the third party later withdrew the proposal on May 26, 2000)
- On June 1, 2000, Buyout Group revised offer to $26.40 per share
- On June 4, 2000, the Merger Agreement and Stockholder Agreement were executed and delivered (effective July 17, 2000)

STOCK PRICE CHART



Stock Price
$30
25
20
15
10
Volume Traded (000's)
1,600
1,200
800
400
0
3/1/00
3/24/00
4/16/00
5/9/00
6/1/00
6/24/00
7/17/00
4/20/00 Price prior to initial offer $13.00
4/24/00 Initial offer at $18.75
6/1/00 2nd offer at $26.40

FINANCIAL INFORMATION

($ in millions)

FYE Feb. 28,	1998	1999	2000
Revenue	$340.8	$359.9	$360.7
EBITDA	38.7	44.6	34.4
EBIT	17.2	20.9	9.6

BID HISTORY

BID	PRICE	PREMIUM FROM STOCK PRICE PRIOR TO INITIAL BID	PREMIUM FROM PRIOR BID
Initial	$18.75	44.2%	–
2nd	26.40	103.1%	40.8%

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Valuation Observations

Valuation Observations

Selected comparable precedent transactions

($ in millions)

Target / Acquirer	Date Announced / Closed	Equity Value (a)	Enterprise Value (b)	Enterprise Value as a Multiple of: Revenues LTM (c)	EBITDA LTM (c)	EBIT LTM (c)	Equity Value as a Multiple of: Net Income LTM (c)	Book Value (c)
Garden Fresh Restaurant Corp Fairmont Capital	9/30/2003 Pending	$ 94.8	$ 125.8	0.6 x	4.7 x	10.1 x	19.9 x	1.13 x
Vicorp Restaurants (BancBoston Stake) Wind Point Partners	5/8/2003 6/30/2003	225.0	225.0	0.6	4.9	NA	NA	NA
Ninety Nine Restaurant & Pub O'Charley's Inc.	10/28/2002 1/28/2003	160.0	160.0	0.8	6.2	NA	NA	NA
Pasta Pomodoro Wendy's International	10/24/2002 10/24/2002	12.0	12.0	NA	NA	NA	NA	NA
MetroNational Corp Landry's Restaurants Inc.	9/11/2002 10/14/2002	75.0	75.0	0.8	5.8	NA	NA	NA
Burger King Corporation Investors (TPG, Bain, Goldman)	7/25/2002 12/16/2002	1,500.0	1,500.0	0.9	4.3	6.1	NA	1.9
Morton's Restaurant Group, Inc. Castle Harlan Inc.	3/27/2002 7/26/2002	73.4	173.3	0.7	9.4	18.5	66.7	NM
A&W Restaurants/ Long John Silver's Tricon Global Restaurants	3/12/2002 5/7/2002	270.0	320.0	0.3	NA	NA	NA	NA

(a) Also called Equity Purchase Price. Calculated assuming in-the-money outstanding options are exercised and proceeds from such exercise are either used to repurchase stock (treasury method) or to re-pay debt, depending on the terms of the transaction. Assumes the conversion of in-the-money convertible debt and preferred issues. Values at announcement. Values reflect an implied 100% purchase of target.

(b) Also called Transaction Value. Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents, including cash received upon exercise of options. Reflects an implied 100% purchase of target.

(c) LTM data is for the last twelve months prior to the announcement date and balance sheet data is for the most recent public filing prior to the announcement date.

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Valuation Observations

Selected comparable precedent transactions (continued)

($ in millions)

Target / Acquirer	Date Announced / Closed	Equity Value [a]	Enterprise Value [b]	Enterprise Value as a Multiple of: Revenues LTM [c]	EBITDA LTM [c]	EBIT LTM [c]	Equity Value as a Multiple of: Net Income LTM [c]	Book Value [c]
CA Muer Corp	2/19/2002	$ 28.0	$ 28.0	0.5 x	NA	NA	NA	NA
Landry's Restaurants Inc	2/19/2002							
Shoney's, Inc	1/24/2002	18.6	265.2	0.3	10.3	NM	NM	NM
Lone Star Funds	4/10/2002							
Santa Barbara Restaurant Group Inc	11/19/2001	54.0	57.1	0.4	6.1	11.7	11.8	1.1
CKE Restaurant Group Inc	3/1/2002							
Interfoods of America Inc	10/23/2001	6.0	100.3	0.7	6.0	8.7	6.0	1.6
Management Group	5/24/2002							
Mexican Restaurants, Inc.	7/31/2001	12.4	19.7	0.3	4.7	9.9	17.4	0.8
Wyndcrest Holdings	8/1/2001							
McCormick & Schmick's	6/8/2001	NA	123.5	0.7	6.1	NA	NA	NA
Castle, Harlan, Inc and Bruckmann, Rosser, Sherrill & Co.	8/1/2001							
VICORP Restaurants, Inc	2/15/2001	179.6	171.4	0.5	4.1	7.1	12.1	1.4
Fleet Boston Financial and Goldner Hawn Johnson & Morrison	5/14/2001							
NPC International, Inc.	12/13/2000	253.9	444.0	0.9	5.8	9.3	11.1	1.5
Management	9/10/2001							

(a) Also called Equity Purchase Price. Calculated assuming in-the-money outstanding options are exercised and proceeds from such exercise are either used to repurchase stock (treasury method) or to re-pay debt, depending on the terms of the transaction. Assumes the conversion of in-the-money convertible debt and preferred issues. Values at announcement. Values reflect an implied 100% purchase of target.

(b) Also called Transaction Value. Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents, including cash received upon exercise of options. Reflects an implied 100% purchase of target.

(c) LTM data is for the last twelve months prior to the announcement date and balance sheet data is for the most recent public filing prior to the announcement date.

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Valuation Observations

Selected comparable precedent transactions (continued)

($ in millions)

Target / Acquirer	Date Announced / Closed	Equity Value [a]	Enterprise Value [b]	Enterprise Value as a Multiple of: Revenues LTM [c]	EBITDA LTM [c]	EBIT LTM [c]	Equity Value as a Multiple of: Net Income LTM [c]	Book Value [c]
Il Fornaio America Corp. / Bruckmann, Rosser, Sherrill & Co.	11/16/2000 / 7/17/2001	$ 76.6	$ 72.2	0.6 x	6.3 x	13.5 x	22.1 x	1.67 x
Taco Cabana, Inc. / Carrols Corporation	10/6/2000 / 12/20/2000	110.2	153.5	0.9	6.0	9.4	NM	1.9
Buffets Inc / Caxton-Iseman Capital Inc	6/4/2000 / 10/2/2000	640.3	589.5	0.6	5.3	8.6	14.0	2.1
El Pollo Loco / American Securities Capital Partners	11/9/1999 / 12/29/1999	114.0	128.0	0.9	5.2	14.4	NM	NA
Spaghetti Warehouse Inc. / Consolidated Restaurant Companies, Inc	9/18/1998 / 1/22/1999	46.4	50.9	0.8	8.4	22.9	38.9	1.0

Summary Multiples

	Revenues LTM	EBITDA LTM	EBIT LTM	Net Income LTM	Book Value
High	0.92 x	10.3 x	22.9 x	66.7 x	2.09 x
Average	0.64	6.1	11.6	22.0	1.46
Median	0.64	5.9	9.9	15.7	1.55
Low	0.29	4.1	6.1	6.0	0.79

(a) Also called Equity Purchase Price. Calculated assuming in-the-money outstanding options are exercised and proceeds from such exercise are either used to repurchase stock (treasury method) or to re-pay debt, depending on the terms of the transaction. Assumes the conversion of in-the-money convertible debt and preferred issues. Values at announcement. Values reflect an implied 100% purchase of target.

(b) Also called Transaction Value. Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock, less cash & equivalents, including cash received upon exercise of options. Reflects an implied 100% purchase of target.

(c) LTM data is for the last twelve months prior to the announcement date and balance sheet data is for the most recent public filing prior to the announcement date.

Banc of America Securities

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Valuation Observations Descriptions of selected comparable transactions Garden Fresh Restaurant Corp Garden Fresh Restaurant Corp. engages in the ownership and operation of salad buffet restaurants under the names, Souplantation and Sweet Tomatoes. Its restaurants offer salads, soups, fresh baked breads and muffins, pasta dishes, frozen yogurt, and desserts in a self-serve format. As of September 30, 2003, the company operated 97 restaurants in Arizona, California, Colorado, Florida, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah, and Washington. Garden Fresh was founded in 1983 and is headquartered in San Diego, California. Vicorp Restaurants VICORP Restaurants, Inc. is the owner and operator of two family-style restaurants, Village Inn and Bakers Square. The company has 371 restaurants operating in 25 states. In May 2001, VICORP Restaurants had announced, that Midway Investors Holdings, Inc. acquired all of the outstanding common stock of the company through a merger of VICORP with and into a wholly owned subsidiary of Midway. VICORP Restaurants, Inc., prior to the merger, operated family style restaurants, principally under the names Bakers Square and Village Inn. It had restaurants in 14 states. The company-owned and franchised restaurants are concentrated in Arizona, California, Florida, the Rocky Mountain region, and the upper Midwest. Ninety Nine Restaurant & Pub Ninety Nine Restaurant & Pub is a full service restaurant chain with over 80 casual themed restaurants. The company was founded in 1952 and is based in Biddeford, Maine. Pasta Pomodoro Pasta Pomodora is an Italian casual dining restaurant chain. The company was founded by Adriano Paganini in 1994 after he worked as a chef in Europe and at an upscale restaurant in San Francisco. The restaurant emphasizes high-quality and affordable meals. MetroNational Corp MetroNational is a real estate investment, development, and management company, which is active in commercial, healthcare, land development, retail, hospitality, residential, restaurant and senior living markets. The company was founded in 1954 and is based in Houston, Texas. Burger King Corporation The Burger King Corporation (Burger King) is a fast food hamburger restaurant chain with over 11,300 outlets worldwide, of which over 8,300 are in the United States. Of the total number of outlets, 91% are franchised and 9% are Company-operated. Morton’s Restaurant Group, Inc. Morton’s Restaurant Group, Inc. engages in the ownership and operation of restaurants under the names Morton’s of Chicago and Bertolini’s Authentic Trattorias. As of December 30, 2001, the company owned and operated 62 Morton’s of Chicago restaurants and four Bertolini’s Authentic Trattoria restaurants. Morton’s of Chicago concept caters primarily to high-end, business-oriented clientele. A&W Restaurant / Long John Silver’s Operates chains of restaurants under the Freshens, KFC and Amigos brands. 51

Valuation Observations Descriptions of selected comparable transactions (continued) CA Muer Corp C.A. Muer Corporation, a privately held company, is the manager and operator of 21 restaurants and specializes in the procurement and preparation of fresh fish and seafood. The company was founded in 1964 and has restaurants in Florida, Michigan, New Jersey, Ohio, Pennsylvania, and South Carolina. Shoney’s, Inc Shoney’s, Inc., operated and franchised a chain of 1,023 restaurants in 28 states. The Company is a diversified food service chain that consists of Shoney’s Restaurants and Captain D’s, Inc. Shoney’s Restaurants are family dining restaurants offering full table service and a broad menu, and Captain D’s are quick-service restaurants specializing in seafood. Santa Barbara Restaurant Group Inc Santa Barbara Restaurant Group is engaged in the food service industry. As of November 15, 2001 the Company operated 40 La Salsa restaurants, 25 Timber Lodge Steakhouse restaurants, and 5 Green Burrito restaurants. SBRG also franchises 40 La Salsa restaurants, 35 Green Burrito stand-alone restaurants, one Timber Lodge Steakhouse and 197 Green Burrito dual-concept restaurants. Interfoods of America Inc Interfoods of America, Inc., through its wholly owned subsidiary, Sailormen, Inc., a Florida corporation (Sailormen), serves as a franchisee, and operator of Popeye’s/registered trademark/ Chicken and Biscuits (Popeye’s) restaurants. The company currently operates or subleases, pursuant to franchise agreements with AFC Enterprises, Inc., 165 Popeye’s restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana, and Missouri, and 2 Church’s Chicken restaurants in Florida. Mexican Restaurants, Inc. Mexican Restaurants Inc. operates and franchises 88 Mexican restaurants. The current system includes 53 Company-operated restaurants and 35 franchisee-operated restaurants. McCormick & Schmick’s McCormick & Schmick Holdings LLC and its subsidiaries engage in the ownership and operation of 41 seafood restaurants in the United States. Its menu includes a selection of international, national, regional, and local species of seafood, such as rainbow trout, Atlantic salmon, swordfish, shrimp, lobster, soft shell crabs, oysters, scallops, flounder, Pacific red snapper, walleye, and scrod. The company’s nonseafood offerings include Sichuan chicken salad, prime rib French dip, pasta primavera, prime New York steak strip, and roasted herb crusted chicken. Additionally, it offers catering and banquet services in restaurants and at other locations. McCormick & Schmick Holdings was formed in May 2001 and is headquartered in Portland, Oregon. VICORP Restaurants, Inc VICORP operates and franchises approximately 374 mid-scale family-type restaurants, principally under the names Bakers Square and Village Inn, with concentrations in the Rocky Mountain region, upper Midwest, California, Arizona and Florida. NPC International, Inc. NPC International is the largest Pizza Hut® franchisee in the world. Founded in 1962, NPC International went public in 1984. Shares of NPC International, Inc., were traded on the NASDAQ Stock Market under the symbol NPCI until August 31, 2001 when the stockholders approved a merger through which the company went private. NPC currently operates over 800 units in more than 27 states. 52

Valuation Observations Descriptions of selected comparable transactions (continued) Il Fornaio America Corp Il Fornaio (Italian for “the baker”) operates a chain of 26 upscale Italian restaurants primarily in California. Operating under the Il Fornaio, Canaletto, and Risotteria names, the restaurants offer lunch and dinner, and nine of them also offer breakfast. The restaurants also feature retail markets that offer items such as coffee and olive oil. The company operates four wholesale bakeries supplying baked goods to its restaurants, as well as to grocery stores, specialty retailers, hotels, and other restaurants. The company is owned by investment firm Bruckman, Rosser, Sherrill, & Co. Taco Cabana, Inc. Taco Cabana, headquartered in San Antonio, pioneered the Mexican patio café concept with its first restaurant in 1978 and currently operates and franchises a total of 126 restaurants system-wide. Buffets Inc Buffets operates restaurants in 34 states including 253 Old Country Buffets, 126 HomeTown Buffets, 12 Original Roadhouse Grills, six Granny’s Buffets, three Tahoe Joe’s Famous Steakhouses, two Country Roadhouse Buffet & Grills and one Soup ‘N Salad Unlimited restaurants. It has 27,000 employees. El Pollo Loco Today, El Pollo Loco leads the quick service segment of the restaurant industry specializing in flame-broiled chicken. The chain operates 275 restaurants in four western states — California, Arizona, Nevada, and Texas — and two foreign countries, the Philippines and Malaysia. Its signature chicken is still hand- marinated in seasoned fruit juices and slowly cooked over an open flame until it’s crispy on the outside and tender and flavorful on the inside. Spaghetti Warehouse Inc. Spaghetti Warehouse was founded in 1972 by businessman Robert Hawk. Over the past 25 years, Spaghetti Warehouse has grown to 40 full service, casual dining restaurants competing in the Italian segment in 14 states and Canada. It operates 3 brands, including Spaghetti Warehouse, Spaghetti Warehouse Italian Grill and The Old Spaghetti Factory. It built its reputation by offering customers high-quality Italian food at affordable prices. 53

Valuation Observations

Descriptions of selected publicly traded comparable companies

($ in millions)

Company Name	LTM Revenue	LTM EBITDA	Business Description
Applebee's International	$ 1,029.4	$ 203.6	Applebee's International, Inc. engages in developing, franchising, and operating casual dining restaurants under the name 'Applebee's Neighborhood Grill & Bar'. As of March 25, 2003, there were 1,513 Applebee's restaurants operating systems in 49 states and nine international countries. The company's restaurants appeal to a range of customers, including young adults, senior citizens, and families with young children. It also offers its customers the convenience of carry out service. The company's restaurants are primarily located in freestanding buildings, end caps of strip shopping centers, and shopping malls. Each restaurant has a bar, and many restaurants offer patio seating. Each restaurant offers a diverse menu of food and beverage items consisting of traditional favorites and signature dishes.
Brinker International Inc.	3,565.5	492.2	Brinker International, Inc. engages in the ownership, operation, development, and franchising of various restaurant concepts located in the United States and various other countries. Its restaurant concepts include the Chili's Grill & Bar, Romano's Macaroni Grill, Maggiano's Little Italy, On The Border Mexican Grill & Cantina, Cozymel's Coastal Grill, Corner Bakery Cafe, and Big Bowl Asian Kitchen restaurant concepts. As of June 25, 2003, the company operated 1,402 restaurants in 49 states and the Washington, D.C.; Australia; Bahrain; Canada; Egypt; Great Britain; Guatemala; Indonesia; Kuwait; Lebanon; Malaysia; Mexico; Oman; Peru; Philippines; Puerto Rico; Qatar; Saudi Arabia; South Korea; Taiwan; United Arab Emirates; and Venezuela.

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Valuation Observations Descriptions of selected publicly traded comparable companies (continued) ($ in millions) LTM Company NameRevenueEBITDABusiness Description Darden Restaurants$ 4,871.7$ 602.8 Darden Restaurants, Inc. operates casual dining restaurants in North America. As of May 25, 2003, it operated 1,271 restaurants, which comprised 1,234 restaurants in 49 states in the United States, including 642 Red Lobster®, 518 Olive Garden®, 34 Bahama Breeze®, 39 Smokey Bones® BBQ, and one Seasons 52 restaurants; and 37 restaurants in Canada, including 31 Red Lobster and six Olive Garden restaurants. Jack in the Box Inc. 2,114.9 256.7 Jack in the Box, Inc. engages in the ownership, operation, and franchising of JACK IN THE BOX® quick-service hamburger restaurants and Qdoba Mexican Grill® fast-casual restaurants. JACK IN THE BOX restaurants are located primarily in the western and southern United States. Qdoba restaurants offer a selection of ‘Nouveau-Mexican’ food in 22 states. As of September 28, 2003, the company operated 1,947 JACK IN THE BOX restaurants, of which 1,553 were company-operated and 394 were franchise-operated; and 111 Qdoba Mexican Grill restaurants, of which 34 were company-operated and 77 were franchise-operated. In addition, Jack in the Box operates proprietary convenience stores, Quick Stuff®, which include a branded fuel station and are located adjacent to a Jack in the Box restaurant. 55

Valuation Observations

Descriptions of selected publicly traded comparable companies (continued)

($ in millions)

Company Name	LTM Revenue	LTM EBITDA	Business Description
Outback Steakhouse Inc.	$ 2,909.3	$ 372.7	Outback Steakhouse, Inc. engages in the development and operation of casual dining restaurants primarily in the United States. Its restaurants are generally organized as partnerships, with the company as the general partner. It owns and operates Outback Steakhouse units, Carrabba's Italian Grills, Roy's, Lee Roy Selmon's, Fleming's Prime Steakhouse & Wine Bar, Bonefish Grill, and Cheeseburger in Paradise. As of May 1, 2003, Outback operated restaurants in 50 states and 21 countries, internationally.
Rare Hospitality International	717.8	97.8	Rare Hospitality International, Inc., including its subsidiaries, operates as a multi concept restaurant company primarily in the eastern half of the United States. As of May 5, 2003, the company operated and franchised 218 restaurants, including 178 LongHorn Steakhouse restaurants, 22 Bugaboo Creek Steak House restaurants, and 16 The Capital Grille restaurants, as well as two additional restaurants, Hemenway's Seafood Grill & Oyster Bar and The Old Grist Mill Tavern. LongHorn Steakhouse restaurants are casual dining, full-service establishments serving both lunch and dinner in locations spread throughout the eastern half of the United States. These restaurants are located in the northeast and mid-Atlantic regions of the United States.

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Valuation Observations Descriptions of selected publicly traded comparable companies (continued) ($ in millions) LTM Company NameRevenueEBITDABusiness Description Ruby Tuesday Inc.$ 1,012.7$ 256.9 Ruby Tuesday, Inc. engages in the ownership and operation of casual dining restaurants under the Ruby Tuesday® brand. It also offers franchises for the Ruby Tuesday concept in domestic and international markets through both its franchise partnership program and traditional franchising. As of June 3, 2003, the company owned and operated 440 casual dining restaurants, located in 27 states and the District of Columbia. In addition, franchise partnerships operated 189 restaurants located in 18 states; and traditional franchisees operated 28 domestic and international restaurants located in Kentucky, the Asian Pacific Region, India, Puerto Rico, Iceland, Canada, Mexico, eastern Europe, and Central and South America Sonic Corp. 488.0 122.5 Sonic Corp. engages in the operation and franchising of a chain of drive-in restaurants in the United States. As of August 31, 2003, it had 2,706 restaurants in operation, consisting of 497 company-owned restaurants and 2,209 franchised restaurants, principally in the southern two-thirds of the United States. The company’s subsidiary, Sonic Industries, Inc., serves as the franchiser of the Sonic restaurant chain. Sonic Restaurants, Inc., another subsidiary, develops and operates the company-owned restaurants 57

Valuation Observations Descriptions of selected publicly traded comparable companies (continued) ($ in millions) LTM Company NameRevenueEBITDABusiness Description McDonald’s Corp.$17,140.5$ 4,388.4 McDonald’s Corporation engages in the operation and franchising of approximately 30,000 quick-service restaurant businesses under the McDonald’s brand. These restaurants serve a varied menu in 119 countries around the world. McDonald’s also operates other restaurant concepts under its partner brands that include Boston Market, Chipotle Mexican Grill, and Donatos Pizzeria, which are all located primarily in the United States. In addition, it has a minority ownership interest in U.K.-based Pret A Manger. Wendy’s International Inc. 3,289.6 607.7 Wendy’s International, Inc. primarily engages in operating, developing, and franchising a system of quick-service and fast-casual restaurants. As of December 29, 2002, the company and its franchise owners operated 6,253 restaurants under the name ‘Wendy’s’ in 50 states and in 21 other countries and territories; and 210 restaurants under the name ‘Baja Fresh’ in 19 states. Additionally, the company and its franchisees, as of the above date, operated 2,188 restaurants in Canada and 160 units in the United States under the name ‘Tim Hortons’. Besides, The New Bakery Co. of Ohio, Inc., a wholly owned subsidiary, is a producer of buns for Wendy’s restaurants. 58

Valuation Observations Descriptions of selected publicly traded comparable companies (continued) ($ in millions) LTM Company NameRevenueEBITDABusiness Description Yum! Brands Inc.$ 8,548.0$ 1,546.8 YUM! Brands, Inc. operates as a quick service restaurant (QSR) company with 33,000 units in approximately 100 countries and territories. The YUM organization is made up of six operating companies — KFC, Pizza Hut, Taco Bell, LJS, A&W, and YRI. Through its Concepts, YUM develops, operates, franchises, and licenses a system of both traditional and non-traditional QSR restaurants. Traditional units feature dine-in, carryout, and in some instances, drive-thru or delivery services. 59